EXHIBIT 99.1

For Immediate Release

Veracyte Appoints Rebecca Chambers as Executive Vice President and Chief Financial Officer, Further Positioning Company for Global Growth

SOUTH SAN FRANCISCO, Calif., July 12, 2021 --- Veracyte, Inc. (Nasdaq: VCYT), a global genomic diagnostics company, today announced the appointment of Rebecca Chambers as executive vice president and chief financial officer. Ms. Chambers, a seasoned financial executive with a track record for scaling high-growth healthcare businesses, will join the company July 19, reporting to Marc Stapley, Veracyte’s chief executive officer.

“We believe that our recent acquisitions and strategic initiatives have put in place the pieces to execute on Veracyte’s powerful global vision,” said Mr. Stapley. “I’m thrilled to welcome Rebecca to the Veracyte team at this exciting juncture for the company. I can think of no one more qualified to lead our financial organization, enabling us to serve our customers and their patients, while also delivering value for our shareholders.”

Ms. Chambers has extensive healthcare leadership experience, most recently serving as chief financial officer for Outset Medical, a publicly traded medical technology company focused on reducing the cost and complexity of dialysis. Prior to that, she was with Illumina, where she served in a number of financial roles: as vice president, Financial Planning & Analysis, from 2017 to 2019; as vice president, Investor Relations and Treasury, from 2015 to 2017; and as senior director, Investor Relations, from 2012 to 2015. Previously, Ms. Chambers served as head of Investor Relations and Corporate Communications at Myriad Genetics and, before that, she held various roles in investor relations at Life Technologies. Earlier in her career, she held positions with Bank of America and Millennium Pharmaceuticals, which is now part of Takeda Pharmaceuticals. Ms. Chambers serves on the board of Inari Medical, a medical device company focused on venous diseases. She holds a B.S. from John Carroll University and an M.B.A. from The S.C. Johnson Graduate School of Management at Cornell University.

“I am honored to join the Veracyte team in their commitment to improve outcomes for patients all over the world, at every step of their journey,” said Ms. Chambers. “The company is uniquely positioned in the genomic diagnostics market given its broad menu of clinically meaningful tests, foundation of scientific excellence, and ability to serve patients globally.”

About Veracyte
Veracyte (Nasdaq: VCYT) is a global genomic diagnostics company that improves patient care by providing answers to clinical questions, informing diagnosis and treatment decisions throughout the patient journey in cancer and other diseases. The company’s growing menu of genomic tests leverage advances in genomic science and technology, enabling patients to avoid risky, costly diagnostic procedures and quicken time to appropriate treatment. The company’s tests in lung cancer, prostate cancer, breast cancer, thyroid cancer, bladder cancer and idiopathic pulmonary fibrosis are available to patients and its lymphoma subtyping and renal cancer tests are in development. With Veracyte’s exclusive global license to a best-in-class diagnostics instrument platform, the company is positioned to deliver its tests to patients worldwide. Veracyte is based in South San Francisco, California. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to Veracyte’s plans, objectives, expectations (financial and otherwise) or intentions with respect to Ms. Chambers’ appointment and Veracyte’s executive leadership and its positioning for future growth, including international growth. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," “suggest,” "may," "will" and similar references to future periods. Actual results may differ materially from those projected or suggested in any forward-looking statements. These statements involve risks and uncertainties, which could cause actual results to differ materially from Veracyte’s predictions, and include, but are not limited to: Veracyte’s ability to achieve and maintain Medicare coverage for its tests; the benefits of Veracyte’s tests, the applicability of clinical results to actual outcomes and Veracyte’s proposed acquisition of HalioDx. Additional factors that may impact these forward-looking statements can be found under the caption “Risk Factors” in Veracyte’s Annual Report on Form 10-K filed with the SEC on February 22, 2021 and its subsequent quarterly reports on Form 10-Q. A copy of these documents can be found at the Investors section of Veracyte’s website at www.veracyte.com. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Veracyte’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. These forward-looking statements speak only as of the date hereof and, except as required by law, Veracyte specifically disclaims any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

Veracyte, the Veracyte logo, Decipher, Decipher GRID, Afirma, Percepta, Envisia, Prosigna, Lymphmark, “Know by Design” and “More about You” are registered trademarks of Veracyte, Inc. and its affiliates in the U.S. and selected countries. nCounter is the registered trademark of NanoString Technologies, Inc. in the U.S. and selected countries and used by Veracyte under license.

# # #

Investor and Media Contact:
Tracy Morris
Vice President of Corporate Communications
& Investor Relations
650-380-4413
tracy.morris@veracyte.com